LONESTAR ANNOUNCES INCREASE IN BORROWING BASE
AND INCREASES IN OIL & GAS HEDGE POSITION
Fort Worth, Texas, June 17, 2019 (PRNewswire) - Lonestar Resources US Inc. (NASDAQ: LONE) (together with its subsidiaries, "Lonestar") announced today an increase in its borrowing base and the addition of crude oil and natural gas hedges for 2020 and 2021.
Citibank NA, as agent for Lonestar’s Senior Secured Credit Facility (the "Facility"), informed the Company that the bank group has approved an increase in the Borrowing Base from $275 million to $290 million. At March 31, 2019, Lonestar had $194 million drawn on the Facility. Notably, the increase in the Borrowing Base came despite a significant decrease in the bank price deck.
Lonestar has also added to its hedge positions for 2020 and 2021. Giving effect for these new hedges, Lonestar’s crude oil and natural gas positions stand as follows:
•For remainder of 2019, the Company has approximately 6,800 barrels per day of West Texas Intermediate crude oil swaps and collars at an average price of $54.30 per barrel, which represents approximately 90% of 2019 crude oil production.1
•For calendar 2020, the Company has approximately 6,480 barrels per day of West Texas Intermediate crude oil swaps and collars at an average price of $57.04 per barrel, which represents approximately 80% of 2020 crude oil production.1
•For calendar 2021, the Company has approximately 3,000 barrels per day of West Texas Intermediate crude oil swaps and collars at an average price of $54.68 per barrel, which represents approximately 35% of 2021 crude oil production.1
•For the remainder of 2019, the Company has approximately 15,000 MMBTU/day of Henry Hub natural gas swaps at an average price of $2.81 per MMBTU, which represents approximately 68% of 2019 natural gas production.1
•For calendar 2020, Lonestar entered into approximately 15,000 MMBTU/day of Henry Hub natural gas swaps at an average price of $2.59 per MMBTU which represents approximately 51% of 2020 natural gas production.1
Lonestar’s Chief Executive Officer, Frank D. Bracken, III, commented, "The increase in our Borrowing Base provides another increase in liquidity for Lonestar as well as confirmation of continued performance of our producing asset base. Additionally, we have strategically added to our crude oil and natural gas hedge positions to create extremely high levels of commodity price protection through 2020. Our augmented hedge position provides a high degree of price certainty for Lonestar for the next two years, and in combination with the continued outstanding performance of our capital program, are expected to generate outstanding returns for our shareholder and are projected to yield significant increases in production and EBITDAX while establishing cash flow self-sufficiency in the second half of 2019 and beyond."

1 Represents consensus average

Crude - WTI Hedge Book
Period	Instrument	Volume	Fixed Price
Bal ‘19	Oil- WTI Swap	1,294 bbls/day	$48.04
Bal ‘19	Oil -WTI Swap	1,826 bbls/day	$50.40
Bal ‘19	Oil-WTI Swap	1,100 bbls/day	$50.90
Bal ‘19	Oil-WTI Swap	1,016 bbls/day	$58.25
Bal ‘19	Oil-WTI Swap	500 bbls/day	$65.20
Bal ‘19	Oil-WTI Swap	500 bbls/day	$69.57
Bal ‘19	Oil-WTI Swap	70 bbls/day	$48.97
Bal ‘19	Oil-WTI Swap	500 bbls/day	$58.72
Cal ’20	Oil-WTI Swap	556 bbls/day	$48.90
Cal ’20	Oil-WTI Swap	1,123 bbls/day	$55.06
Cal ’20	Oil-WTI Swap	500 bbls/day	$61.65
Cal ’20	Oil-WTI Swap	500 bbls/day	$65.56
Cal ‘20	Oil-WTI Swap	500 bbls/day	$58.03
Cal ‘20	Oil-WTI Swap	500 bbls/day	$57.70
Cal ‘20	Oil-WTI Swap	500 bbls/day	$57.94
Cal ‘20	Oil-WTI Swap	500 bbls/day	$57.71
Cal ’20	Oil-WTI Swap	1,000 bbls/day	$60.00
Cal ’20	Oil-WTI Swap	800 bbls/day	$51.60
Cal ’21	Oil-WTI Swap	2,000 bbls/day	$56.50
Cal ’21	Oil-WTI Swap	1,000 bbls/day	$51.05

Crude - LLS Basis Hedge Book
Period	Instrument	Volume	Fixed Price
Bal ‘19	WTI - LLS Swap	6,000 bbls/day	$5.05

Nat. Gas - HH Basis Hedge Book
Period	Instrument	Volume	Fixed Price
Bal ‘19	Natural Gas - NYMEX Swap	6,449 MMBTU/day	$2.87
Bal ‘19	Natural Gas - NYMEX Swap	8,551 MMBTU/day	$2.77
Cal ’20	Natural Gas - NYMEX Swap	15,000 MMBTU/day	$2.59
*Bal ’19 represents Jun forward

About Lonestar
Lonestar is an independent oil and natural gas company, focused on the development, production and acquisition of unconventional oil, natural gas liquids and natural gas properties in the Eagle Ford Shale in Texas.
Cautionary Note Regarding Forward Looking Statements
Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as "possible," "if," "will," "expect" and "assuming" and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant and securities of the Company may not ultimately be offered to the public because of general market conditions or other factors. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the ìRisk Factorsî section of the Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission (the "SEC") on March 13, 2019 and subsequently filed quarterly reports on Form 10-Q. Any forward-looking statements in this press release are made as of the date of this press release and the Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or of which the Company becomes aware, after the date hereof, unless required by law.